Exhibit 99.1

Tecumseh Products Company Reports 2011 Results

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Net sales for the year decreased 7.4 percent to $864.4 million, due to lower volumes and unfavorable changes in product mix, primarily due to the global economic weakness, partially offset by favorable foreign currency exchange rate effects and price increases.

•	The 2011 net loss was $73.2 million, or $3.96 per diluted share, and the operating loss was $64.0 million.

•	The Company plans to continue implementing initiatives to re-engineer its product lines to reduce costs, while increasing efficiencies and performance and to continue seeking other cost reductions.

ANN ARBOR, Mich. – March 12, 2012 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $73.2 million, or $3.96 per diluted share, on net sales of $864.4 million for the year ended December 31, 2011. This compares with a net loss of $56.8 million, or $3.07 per diluted share, on net sales of $933.8 million for 2010.

For the fourth quarter, the Company reported a net loss of $34.1 million, or $1.85 per diluted share, on net sales of $174.4 million. In the fourth quarter of 2010, the Company reported a net loss of $6.6 million, or $0.37 per diluted share, on net sales of $224.2 million.

“Our operations were negatively impacted by higher raw material costs, lower volumes and unfavorable changes in mix as a result of weak demand in the second half of the year”, said Jim Connor, President and CEO. “In 2011, we implemented a number of initiatives to reduce overhead costs that included reducing headcount. However, these actions alone were not sufficient to offset the lower sales, and additional restructuring actions may be necessary. We are undertaking a comprehensive review of our Company, including our product portfolio, market position, overall competitive positioning, and manufacturing footprint.”

REVIEW OF OPERATIONS

For the full year ended December 31, 2011, net sales were $864.4 million, down 7.4 percent from last year. Excluding the favorable currency impact of $27.8 million, net sales decreased by 10.4 percent from the prior year, with volume and mix decreases partially offset by price increases. For the fourth quarter of 2011, net sales were $174.4 million, down 22.2 percent from the same period in 2010. Net sales for the quarter were unfavorably impacted by volume and mix decreases and foreign currency translation, partially offset by price increases.

Sales of compressors for commercial refrigeration and aftermarket applications, which represented 58% of total sales in 2011, decreased 5.4%. The decrease was primarily driven by lower volumes and unfavorable changes in sales mix of $57.4 million, partially offset by favorable changes in currency exchange rates of $15.1 million and price increases of $13.6 million. The volume and sales mix declines are primarily a result of our customers reducing their inventory levels based upon their current forecasted demands as market conditions softened.

Sales of compressors for residential and specialty air-conditioning applications, which represented 21% of our total sales in 2011, increased by 19.1%, mainly driven by volume and sales mix increases of $19.0 million, favorable changes in currency exchange rate of $5.6 million, and price increases of $4.2 million. Volume increases are primarily in our Latin America market where we continue to see positive growth, particularly in the residential air-conditioning market over the same period in the prior year.

Sales of compressors for household refrigeration and freezer applications, which represented 21% of our total sales in 2011, decreased by 27.6%, mainly driven by volume and sales mix decreases of $78.0 million, partially offset by $7.1 million in favorable changes in currency exchange rates and price increases of $1.4 million.

Gross profit for the year ended December 31, 2011 decreased by $46.4 million from $84.3 million to $37.9 million compared to 2010. The decrease in gross profit in 2011 was primarily attributable to unfavorable changes in commodity costs of $26.0 million, unfavorable changes in volume and sales mix of $23.4 million, unfavorable changes in productivity of $17.3 million which is mainly a result of unfavorable absorption of fixed overhead costs due to lower volume and excess capacity, unfavorable currency exchange effects of $0.9 million, and unfavorable changes in other material cost of $1.4 million. These decreases were partially offset by a favorable effect of price increases of $19.2 million, and favorable changes in all other expenses of $3.4 million. For the fourth quarter of 2011, gross profit was negative, primarily due to unfavorable absorption of fixed overhead costs due to low volume and excess capacity and to the other reasons described above.

Selling and administrative (“S&A”) expenses for the full year 2011 decreased by $6.0 million or 5.3 percent from 2010 levels. As a percentage of net sales, S&A expenses were 12.5% compared to 12.2% in 2010, which is mainly as a result of reduced sales volume. For the fourth quarter of 2011, S&A expenses were flat when compared to the same period in 2010.

Net loss from continuing operations in 2011 was $71.3 million, or $3.86 per share, as compared to a net loss from continuing operations of $58.6 million, or $3.17 per share, in 2010.

CASH AND LIQUIDITY

The Company ended 2011 with cash and cash equivalents of $49.6 million, down from $65.9 million at the end of 2010. For the full year, cash used in operations was $5.3 million compared to cash used in operations of $46.0 million in 2010.

With respect to working capital, reduced inventory levels provided $6.5 million of cash primarily due to the Company’s efforts to match inventory on hand with the decline in sales volumes due to the weakened global economic conditions. Inventory days on hand increased nineteen days to ninety days at December 31, 2011, primarily due to lower than expected sales.

Accounts receivable provided $34.9 million of cash during 2011, primarily as a result of a decrease in sales in the fourth quarter of 2011 compared to the fourth quarter of 2010. Days sales outstanding decreased by seven days to fifty-four days at December 31, 2011.

Payables and accrued expenses used $43.7 million of cash mainly as a result of a decrease in inventory purchases and payable days outstanding decreasing by eleven days to sixty-three days at December 31, 2011.

Recoverable non-income taxes provided cash of $41.7 million due to refunds received in foreign jurisdictions, mainly Brazil.

Borrowings under current credit facilities totaled $59.9 million at December 31, 2011, with an uncommitted additional borrowing capacity of $28.9 million.

The Company received approximately $37.2 million of outstanding refundable Brazilian non-income taxes in 2011. An additional $15.0 million of our refundable non-income taxes is being held in a court appointed cash account until resolution of an unrelated social security tax matter, and is reflected as “Deposits” on our balance sheet. The timing of resolution of this tax dispute is uncertain and might take several years to resolve.

Based on historical payment patterns, indications of the Brazilian tax authorities, the cash deposit described above, and based on the U.S. dollar to Brazilian Real exchange rate as of December 31, 2011, the Company expects to recover approximately $23.3 million of the $35.8 million outstanding refundable taxes in Brazil in 2012. The Brazilian tax authorities will not commit to an actual date of payment and the timing of receipt may be different than planned if the Brazilian authorities change their pattern of payment or past practices.

BUSINESS OUTLOOK

The Company expects to see continued demand volatility in the first half of 2012 as a result of uncertainties in current events around the world. For 2012, the Company currently expects net sales could increase in the range of 3 percent to 8 percent from 2011 levels, mainly in the second half of the year. The potential improvement is based on existing orders from customers, internal projections about the market and related economic conditions, price increases to customers, expected foreign currency exchange rate effects, as well as the Company’s continued efforts in sales, marketing, and the re-engineering of its products.

The Company expects the change in full year average cost of its purchased materials and the change in foreign currency exchange rates, including the impact of its hedging activities, to have a minimal impact in 2012 when compared to 2011 depending on commodity cost levels and the level of hedging over the course of the year.

The Company expects that the full year 2012 operating profit could improve compared to 2011 if the Company is successful at offsetting volatility in commodity costs and implementing initiatives for re-engineering its product lines to reduce costs, obtaining price increases, and obtaining other cost reductions.

The Company also expects its first quarter sales and operating profit to be lower than the first quarter of 2011, reflecting the continuing slowdown in the industry.

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Tuesday, March 13, 2012, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) significant supply interruptions or cost increases; x) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xii) local governmental, environmental, trade and energy regulations; xiii) increased or unexpected warranty claims; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xvi) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xvii) weather conditions affecting demand for replacement products; xviii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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